As filed with the Securities and Exchange Commission on October 9, 2015

Registration No. 333-192151

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOHITECH GLOBAL, INC.

(formerly known as Swift Start Corp.)

(Exact name of Registrant as specified in its charter)

Delaware	3829	46-233496
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code)

80 Red Schoolhouse Road, Suite 101

Chestnut Ridge, NY 10977

Telephone: (845) 262-1081

(Address and telephone number of Registrant's principal executive offices)

Copies of notices and other communications should be sent to:

Peter Campitiello

Kane Kessler, P.C.

1350 Avenue of the Americas

New York, New York 10019

(212) 541-6222

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-1, as amended (File No. 333-192151) initially filed by Swift Start Corp. a Delaware corporation (the “Registrant” or the “Company”) on November 7, 2013 and declared effective by the Securities and Exchange Commission on February 10, 2014 and amended by Post-Effective Amendment No. 1 on August 26, 2015. The Registrant is filing this Post-Effective Amendment pursuant to the undertaking obligations of Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement.

On August 6, 2015, the Company amended its Certificate of Incorporation (the “Amendment”) to (i) change its name to BioHiTech Global, Inc. and (ii) to amend the number of its authorized shares of capital stock from 200,000,000 to 30,000,000 shares, of which 20,000,000 shares were designated common stock, par value $0.0001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.0001 per share. As previously reported on February 10, 2015, the Amendment was approved by holders of a majority of the Company’s Common Stock on February 6, 2015.

Also, on August 6, 2015, the Company entered into and consummated an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), with BioHiTech Global, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Sub”) and Bio Hi Tech America, LLC, a Delaware limited liability company (“BioHiTech”). Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into BioHiTech LLC in a statutory reverse triangular merger (the “Merger”), with BioHiTech LLC surviving as a wholly-owned subsidiary of the Company. As consideration for the Merger, the Company issued the interest holders of BioHiTech LLC an aggregate of 6,975,000 shares of our Common Stock in accordance with their respective pro rata ownership of BioHiTech LLC membership interests. Following the Merger, the Company adopted the business plan of BioHiTech LLC in the development, marketing and sales of food waste disposal systems which transforms food waste into nutrient-neutral water which may then be disposed of via sewer systems, while utilizing proprietary software to collect and transmit environmental performance data to its customers.

Immediately prior to the Merger, the Registrant had 9,040,000 shares of Common Stock issued and outstanding. In connection with the Merger, the Majority Shareholder and other shareholders collectively agreed to retire and cancel an aggregate of 8,515,000 shares of Common Stock. Following the consummation of the Merger, the issuance of the Merger Shares, and the retirement of the 8,515,000 shares of Common Stock, the Registrant had 7,500,000 shares of Common Stock issued and outstanding and the BioHiTech Holders beneficially own 6,975,000 shares or approximately ninety-three percent (93%) of such issued and outstanding Common Stock.

 The Registrant is amending Post-Effective Amendment No. 1 to include the audited financial statements of Bio Hi Tech America, LLC (“BioHiTech”) for the fiscal years ended December 31, 2014 and 2013, the unaudited financial statements of BioHiTech for the period ended June 30, 2015, and the unaudited Pro Forma Condensed Combined Financial Information related to the Registrant’s acquisition of BioHiTech. The Registration is also amending Post-Effective Amendment No. 1 to include the Registrant’s disclosures set forth in the sections of this Post-Effective Amendment entitled “Use of Proceeds”, “Determination of Offering Price”, “Dilution”, “Selling Security Holders”, “Plan of Distribution”, “Description of Securities.

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus.  We have not authorized anyone to give any information or make any representation about this offering that differs from, or adds to, the information in this prospectus or in its documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.  The delivery of this prospectus does not mean that there have not been any changes in our condition since the date of this prospectus. If you are in a jurisdiction where it is unlawful to offer the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this prospectus does not extend to you.  This prospectus speaks only as of its date except where it indicates that another date applies.

Market data and certain industry forecasts used in this prospectus were obtained from market research, publicly available information and industry publications. We believe that these sources are generally reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified this information, and we do not make any representation as to the accuracy of such information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the “Risk Factors” section and our financial statements and the related notes appearing at the end of this, before deciding to invest in our common stock.”

Bio Hi Tech America, LLC, (“BioHiTech”) was formed in the State of Delaware on April 12, 2007.

On August 6, 2015, the Company amended its Certificate of Incorporation (the “Amendment”) to (i) change its name to BioHiTech Global, Inc. and (ii) to amend the number of its authorized shares of capital stock from 200,000,000 to 30,000,000 shares, of which 20,000,000 shares were designated common stock, par value $0.0001 per share (the “Common Stock”) and 10,000,000 shares were designated “blank check” preferred stock, par value $0.0001 per share. As previously reported on February 10, 2015, the Amendment was approved by holders of a majority of the Company’s Common Stock on February 6, 2015.

Also, on August 6, 2015, the Company entered into and consummated an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”), with BioHiTech Global, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Acquisition Sub”) and Bio Hi Tech America, LLC, a Delaware limited liability company (“BioHiTech”). Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into BioHiTech LLC in a statutory reverse triangular merger (the “Merger”), with BioHiTech LLC surviving as a wholly-owned subsidiary of the Company. As consideration for the Merger, the Company issued the interest holders of BioHiTech LLC an aggregate of 6,975,000 shares of our Common Stock in accordance with their respective pro rata ownership of BioHiTech LLC membership interests. Following the Merger, the Company adopted the business plan of BioHiTech LLC in the development, marketing and sales of food waste disposal systems which transforms food waste into nutrient-neutral water which may then be disposed of via sewer systems, while utilizing proprietary software to collect and transmit environmental performance data to its customers.

BioHiTech provides a simple, environmentally friendly, and cost effective solution for food waste disposal. BioHiTech has a global distribution license to sell, lease, use, distribute, and manufacture the product currently known as the Eco-Safe Digester. The Eco-Safe Digester is a data-driven, network-based mechanical/biological technology which transforms food waste into nutrient-neutral water that can safely be disposed of via conventional sanitary sewer systems. The Eco-Safe Digester reduces greenhouse gas emissions by reducing the volume of food waste being disposed of in landfills and eliminating the corresponding transportation of this waste. In addition, the technology saves users money by avoiding disposal costs (“tip fees”) and transportation charges. This process allows waste producing organizations to actively contribute to environmental sustainability and the preservation of resources in a cost-effective manner. The Eco-Safe Digester may be used by businesses in food service, hospitality, healthcare, government, conference centers, education centers, or stadiums that generate a high volume of waste. It is estimated that the US addressable market is in excess of 250,000 locations that could qualify for digesters and an additional 250,000 internationally.

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The Eco-Safe Digester is currently installed in 37 states throughout the United States as well as nine foreign countries, including the United Kingdom, Canada and Israel.

BioHiTech has over 300 units installed worldwide with over seven years of operating experience. With units in the field for over seven years, BioHiTech’s products have proven to have at least a reasonably long-term life expectancy comparable to the products sold by its competitors.

BioHiTech hopes to leverage its existing technology, including the Eco-Safe Digester’s on-board weighing system, by collecting, accumulating and providing empirical data which we hope will improve the efficiency of the upstream supply chain. By streaming data from the digesters, collecting information from system users and integrating business application data, we expect BioHiTech’s internet enabled waste management system known as the BioHiTech Cloud to provide necessary data that we expect will help customers reshape their purchasing decisions. In its simplest form, the BioHiTech Cloud quantifies food waste in a fashion that has historically not been available. It also enables users to understand food waste creation and to pay for the Eco-Safe Digester based on usage similar to traditional waste charges.

The BioHiTech Cloud data is used to help educate customers as to where, when and how waste is being created. Tracking and analyzing waste based on creation time, food type, preparation stage or other key metrics may provide a clear picture of the food waste lifecycle. While the Eco-Safe Digester already provides significant savings and decreases in carbon footprint, the addition of the BioHiTech Cloud increases that impact by helping the customer to more accurately manage inventory, preparation practices and staff efficiencies.

RISK FACTORS

Investing in the Company's common stock involves a high degree of risk. Our business, financial condition, operating results and prospects are subject to the following risks. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Registration Statement, before purchasing shares of the Company's Common Stock. There are numerous and varied risks, known and unknown, that may prevent the Company from achieving its goals. The risks described below are not the only ones the Company will face. If any of these risks actually occur, the Company's business, financial condition or results of operation may be materially adversely affected. In such case, the trading price of the Company's common stock could decline and investors in the Company's common stock could lose all or part of their investment.

Risks Related to Our Business

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have a history of operating losses and may not achieve or sustain profitability. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

We face substantial competition in the waste services industry, and if we cannot successfully compete in the marketplace, our business, financial condition and results of operations may be materially adversely affected.

The waste services industry is highly competitive, has undergone a period of consolidation and requires substantial labor and capital resources. Some of the markets in which we compete are served by one or more of large companies, established, that are more well-known and better financed than we are. Intense competition exists not only to provide services to customers, but also to develop new products and services and acquire other businesses within each market. Some of our competitors have significantly greater financial and other resources than we do.

In our waste disposal markets, we also compete with operators of alternative disposal and recycling facilities. We also increasingly compete with companies which seek to use waste as feedstock for renewable energy supplies. Public entities may have financial advantages because of their ability to charge user fees or similar charges, impose tax revenues, access tax-exempt financing and, in some cases, utilize government subsidies.

If our Eco-Safe Digester is unable to successfully compete in the marketplace, our business and financial condition could be materially adversely affected.

The waste services industry is subject to extensive and rapidly-changing government regulation. Changes to one or more of these regulations would cause a decrease in the demand for our Eco-Safe Digester System.

We currently have only a single waste processing product, the Eco-Safe Digester. We believe the demand for this product is created directly in response to recent municipal laws and regulation prohibiting certain large, commercial food manufacturers, retailers and catering halls from discarding food wastes to landfills. The Eco-Safe Digester is just one solution for these businesses to comply with these regulations. If there was a change to or elimination of these regulations, the demand for our product would almost certainly be greatly reduced and our income would, as a result, be adversely affected.

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Currently, the microorganisms we employ in the Eco-Safe Digester are approved for use to reduce food waste and to be poured into conventional sewer systems. However, if it was determined that we could no longer use these microorganisms, there is no guarantee that we could develop a replacement process to assure that we could continue to sell our products. Also, we would likely face claims from current customers were they unable to use the Eco-Safe Digesters for food wasted disposal.

We may also incur the costs of defending against environmental litigation brought by governmental agencies and private parties. We are, and also may be in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage, or which seek to overturn or prevent authorization of our products, all of which may result in us incurring significant liabilities.

We may engage in acquisitions in the future with the goal of complementing or expanding our business, including developing additional disposal products and complementary services. However, we may be unable to complete these transactions and, if executed, these transactions may not improve our business or may pose significant risks and could have a negative effect on our operations.

We may in the future, make acquisitions in order to acquire or develop additional disposal products and complementary services. In addition, from time to time we may acquire businesses that are complementary to our core business strategy. We may not be able to identify suitable acquisition candidates. If we identify suitable acquisition candidates, we may be unable to successfully negotiate acquisitions at a price or on terms and conditions acceptable to us, including as a result of the limitations imposed by our debt obligations. Further, we may be unable to obtain the necessary regulatory approval to complete potential acquisitions.

Our ability to achieve the benefits of any potential future acquisition, including cost savings and operating efficiencies, depends in part on our ability to successfully integrate the operations of such acquired businesses with our operations. The integration of acquired businesses and other assets may require significant management time and resources that would otherwise be available for the ongoing management of our existing operations.

We have inadequate capital and need for additional financing to accomplish our business and strategic plans.

We have very limited funds, and such funds are not adequate to develop our current business plan. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, the Company will have to approach its business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund its growth, borrowing money from lenders or elsewhere or to take other actions to attempt to provide funding. We cannot guarantee that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us.

Our limited operating history does not afford investors a sufficient history on which to base an investment decision.

We are currently in the early stages of developing our business. Our operations are subject to all the risks inherent in the establishment of a new business enterprise. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays that are frequently encountered in a newly-formed company. There can be no assurance that at this time that we will operate profitably or will have adequate working capital to meet our obligations as they become due.

Investors must consider the risks and difficulties frequently encountered by early stage companies, particularly in rapidly evolving markets. Such risks include the following:

·	increasing awareness of our brand name;
·	meeting customer demand and standards;
·	attaining customer loyalty;
·	developing and upgrading our product and service offerings;
·	implementing our advertising and marketing plan;
·	maintaining our current strategic relationships and developing new strategic relationships;
·	responding effectively to competitive pressures; and
·	attracting, retaining and motivating qualified personnel.

We cannot be certain that our business strategy will be successful or that we will successfully address these risks. In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected and we may not have the resources to continue or expand our business operations.

We may not be able to continue as a going concern.

We had an accumulated deficit of $9,325,328 at December 31, 2014, a net loss of $3,698,722 and net cash used in operating activities of $2,655,940. These factors raise substantial doubt in the minds of our auditors about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. If the Company cannot continue as a going concern, its stockholders may lose their entire investment.

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We rely on highly skilled personnel and, if we are unable to retain or motivate key personnel or hire additional qualified personnel, we may not be able to grow effectively.

Our performance is largely dependent on the talents and efforts of highly skilled individuals. Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain highly skilled personnel for all areas of our organization. Our continued ability to compete effectively depends on our ability to retain and motivate existing employees. Due to our reliance upon its skilled laborers, the failure to attract, integrate, motivate, and retain current and/or additional key employees could have a material adverse effect on our business, operating results and financial condition. We only maintain key person life insurance for Frank E. Celli and Robert Joyce at this time.

If we fail to manage growth or to prepare for product scalability effectively, it could have an adverse effect on our employee efficiency, product quality, working capital levels and results of operations .

Any significant growth in the market for our products or our entry into new markets may require an expansion of our employee base for managerial, operational, financial, and other purposes. As of August 6, 2015, we had 19 full time employees outside of our management team. During any period of growth, we may face problems related to our operational and financial systems and controls, including quality control and delivery and service capacities. We would also need to continue to expand, train and manage our employee base. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees.

Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance the development of new products, and the hiring of additional employees. For effective growth management, we will be required to continue improving our operations, management, and financial systems and controls. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability. We cannot assure investors that we will be able to timely and effectively meet that demand and maintain the quality standards required by our existing and potential customers.

Our management team may not be able to successfully implement our business strategies.

If our management team is unable to execute on its business strategies, then our development, including the establishment of revenues and our sales and marketing activities would be materially and adversely affected. In addition, we may encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by any future growth. We may seek to augment or replace members of our management team or we may lose key members of our management team, and we may not be able to attract new management talent with sufficient skill and experience.

If we are unable to retain key executives and other key affiliates, our growth could be significantly inhibited and our business harmed with a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational and technical expertise of certain key personnel. Frank E. Celli, our Chief Executive Officer, Robert Joyce, our Chief Operating Officer, and William Kratzer, our Chief Technology Officer, perform key functions in the operation of our business. The loss of any of these could have a material adverse effect upon our business, financial condition, and results of operations. If we lose the services of any senior management, we may not be able to locate suitable or qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and prospects.

Our financial results may not meet the expectations of investors and may fluctuate because of many factors and, as a result, investors should not rely on our revenue and/or financial projections as indicative of future results.

Fluctuations in operating results or the failure of operating results to meet the expectations investors may negatively impact the value of our securities. Operating results may fluctuate due to a variety of factors that could affect revenues or expenses in any particular quarter. Fluctuations in operating results could cause the value of our securities to decline. Investors should not rely on revenue or financial projections or comparisons of results of operations as an indication of future performance. As a result of the factors listed below, it is possible that in future periods results of operations may be below the expectations of investors. This could cause the market price of our securities to decline. Factors that may affect our quarterly results include:

·	delays in sales resulting from potential customer sales cycles;
·	variations or inconsistencies in return on investment models and results;
·	changes in competition; and
·	changes or threats of significant changes in legislation or rules or standards that would change the drivers for product adoption.

Our strategy may include acquiring companies which may result in unsuitable acquisitions or failure to successfully integrate acquired companies, which could lead to reduced profitability.

We may embark on a growth strategy through acquisitions of companies or operations that complement existing product lines, customers or other capabilities. We may be unsuccessful in identifying suitable acquisition candidates, or may be unable to consummate desired acquisitions. To the extent any future acquisitions are completed, we may be unsuccessful in integrating acquired companies or their operations, or if integration is more difficult than anticipated, we may experience disruptions that could have a material adverse impact on future profitability. Some of the risks that may affect our ability to integrate, or realize any anticipated benefits from, acquisitions include:

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·	unexpected losses of key employees or customer of the acquired company;
·	difficulties integrating the acquired company’s standards, processes, procedures and controls;
·	difficulties coordinating new product and process development;
·	difficulties hiring additional management and other critical personnel;
·	difficulties increasing the scope, geographic diversity and complexity of our operations;
·	difficulties consolidating facilities, transferring processes and know-how;
·	difficulties reducing costs of the acquired company’s business;
·	diversion of management’s attention from our management; and
·	adverse impacts on retaining existing business relationships with customers.

We are operating in a highly competitive market and we are unsure as to whether or not there will be any consumer demand for our services .

Some of our competitors are much larger and better capitalized than we are. It may be that our competitors will better address the same market opportunities that we are addressing. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than our own. The Company is especially susceptible to larger companies that invest more money in marketing. Moreover, the market for our services is potentially large but highly competitive. There is little or no hard data that substantiates the demand for our services or how this demand will be segmented over time.

There is no assurance that the Company will operate profitably or will generate positive cash flow in the future.

The Company is continuing to develop its customer base and advertising revenues and it is anticipated that it will continue to incur significant losses for the foreseeable future as it carries on this process. In addition, the Company’s operating results in the future may be subject to significant fluctuations due to many factors not within our control, such as the level of competition and general economic conditions.

We may rely on the success of viral marketing to expand consumer awareness of our service.

If we are unable to maintain or increase the efficacy of our viral marketing strategy or if we otherwise decide to expand the reach of our marketing through use of more costly marketing campaigns, we may experience an increase in marketing expenses which could have an adverse effect on our results of operations. We cannot assure you that we will be successful in maintaining or expanding our listener base and failure to do so would materially reduce our revenue and adversely affect our business, operating results and financial condition.

Risks Related To The Securities Markets And Investments In Our Common Stock

Our Executive Officers and certain stockholders possess the majority of our voting power, and through this ownership, control our Company and our corporate actions.

Our current executive officers and certain large shareholders of the Company, hold approximately 40% of the voting power of the outstanding shares immediately after the Merger. These officers have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. As such, our executive officers have the power to prevent or cause a change in control; therefore, without their consent we could be prevented from entering into transactions that could be beneficial to us.  The interests of our executive officers may give rise to a conflict of interest with the Company and the Company’s shareholders. For additional details concerning voting power please refer to the section below entitled “Description of Securities.”

There is a substantial lack of liquidity of our common stock and volatility risks.

Our common stock is quoted on the OTCBB under the symbol “BHTG.” The liquidity of our common stock is very limited and is affected by our limited trading market. The OTCBB market is an inter-dealer market much less regulated than the major exchanges, and is subject to abuses, volatilities and shorting. There is currently no broadly followed and established trading market for our common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

The trading volume of our common stock may be limited and sporadic. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. As a result of such trading activity, the quoted price for our common stock on the OTCBB may not necessarily be a reliable indicator of our fair market value.  In addition, if our shares of common stock cease to be quoted, holders would find it more difficult to dispose of or to obtain accurate quotation as to the market value of, our common stock and as a result, the market value of our common stock likely would decline.

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The market price for our stock may be volatile and subject to fluctuations in response to factors, including the following:

·	The increased concentration of the ownership of our shares by a limited number of affiliated stockholders following the Merger may limit interest in our securities;
·	variations in quarterly operating results from the expectations of securities analysts or investors;
·	revisions in securities analysts’ estimates or reductions in security analysts’ coverage;
·	announcements of new products or services by us or our competitors;
·	reductions in the market share of our products;
·	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
·	general technological, market or economic trends;
·	investor perception of our industry or prospects;
·	insider selling or buying;
·	investors entering into short sale contracts;
·	regulatory developments affecting our industry; and
·	additions or departures of key personnel.

Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain current market prices, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

Because we became public by means of a “reverse business combination,” we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse business combination.” Securities analysts of major brokerage firms and securities institutions may not provide coverage of us because there were no broker-dealers who sold our stock in a public offering that would be incentivized to follow or recommend the purchase of our common stock. The absence of such research coverage could limit investor interest in our common stock, resulting in decreased liquidity.  No assurance can be given that established brokerage firms will, in the future, want to cover our securities or conduct any secondary offerings or other financings on our behalf.

Our common stock may never be listed on a major stock exchange.

While we may seek the listing of our common stock on a national or other securities exchange at some time in the future, we currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

·	changes in our industry;
·	competitive pricing pressures;
·	our ability to obtain working capital financing;
·	additions or departures of key personnel;
·	limited “public float” in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
·	sales of our common stock;
·	our ability to execute our business plan;
·	operating results that fall below expectations;
·	loss of any strategic relationship;
·	regulatory developments;
·	economic and other external factors; and
·	period-to-period fluctuations in our financial results.

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In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCQB and OTCBB is subject to extreme price and volume fluctuations in general.  This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.  A decline in the price of our common stock could be especially detrimental to our liquidity and our operations.  Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations.  If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations.  If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Concentrated ownership of our common stock creates a risk of sudden changes in our common stock price.

The sale by any shareholder of a significant portion of their holdings could have a material adverse effect on the market price of our common stock.

Sales of our currently issued and outstanding stock may become freely tradable pursuant to Rule 144 and may dilute the market for your shares and have a depressive effect on the price of the shares of our common stock.

A substantial majority of the outstanding shares of Common Stock are “restricted securities” within the meaning of Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) (“Rule 144”).  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Securities Act and as required under applicable state securities laws. Rule 144 provides in essence that a non-affiliate who has held restricted securities for a period of at least six months may sell their shares of common stock.  Under Rule 144, affiliates who have held restricted securities for a period of at least six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1% of a company’s outstanding shares of common stock or the average weekly trading volume during the four calendar weeks prior to the sale (the four calendar week rule does not apply to companies quoted on the OTCBB).  A sale under Rule 144 or under any other exemption from the Securities Act, if available, or pursuant to subsequent registrations of our shares of common stock, may have a depressive effect upon the price of our shares of common stock in any active market that may develop.

The securities issued in connection with the Merger are restricted securities and may not be transferred in the absence of registration or the availability of a resale exemption.

The shares of common stock being issued in connection with the Merger are being issued in reliance on an exemption from the registration requirements under Section 4(2) of the Securities Act and Regulation D promulgated thereunder. Consequently, these securities will be subject to restrictions on transfer under the Securities Act and may not be transferred in the absence of registration or the availability of a resale exemption. In particular, in the absence of registration, such securities cannot be resold to the public until certain requirements under Rule 144 promulgated under the Securities Act have been satisfied, including certain holding period requirements. As a result, a purchaser who receives any such securities issued in connection with the Merger may be unable to sell such securities at the time or at the price or upon such other terms and conditions as the purchaser desires, and the terms of such sale may be less favorable to the purchaser than might be obtainable in the absence of such limitations and restrictions.

If we issue additional shares or derivative securities in the future, it will result in the dilution of our existing stockholders.

Our Certificate of Incorporation, as amended, authorizes the issuance of up to 20,000,000 shares of common stock, $0.0001 par value per share. Our board of directors may choose to issue some or all of such shares, or derivative securities to purchase some or all of such shares, to provide additional financing in the future.

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We do not plan to declare or pay any dividends to our stockholders in the near future.

We have not declared any dividends in the past, and we do not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant.  There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend.

The requirements of being a public company may strain our resources and distract management.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting.

We may incur significant costs associated with our public company reporting requirements and costs associated with applicable corporate governance requirements.  We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly.  This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.  We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Future changes in financial accounting standards or practices may cause adverse unexpected financial reporting fluctuations and affect reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective.  New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future.  Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct business.

“Penny Stock” rules may make buying or selling our common stock difficult.

Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

SHOULD ONE OR MORE OF THE FOREGOING RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD THE UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, EXPECTED, INTENDED OR PLANNED

DESCRIPTION OF THE BUSINESS

Company Overview

BioHiTech provides a simple, environmentally friendly, and cost effective solution for food waste disposal.  BioHiTech has a global distribution license to sell, lease, use, distribute, and manufacture the product currently known as the Eco-Safe Digester. The Eco-Safe Digester is a data-driven, network-based mechanical/biological technology which transforms food waste into nutrient-neutral water that can safely be disposed of via conventional sanitary sewer systems.  The Eco-Safe Digester reduces greenhouse gas emissions by reducing the volume of food waste being disposed of in landfills and eliminating the corresponding transportation of this waste. In addition, the technology saves users money by avoiding disposal costs (“tip fees”) and transportation charges.  This process allows waste producing organizations to actively contribute to environmental sustainability and the preservation of resources in a cost-effective manner.  The Eco-Safe Digester may be used by businesses in food service, hospitality, healthcare, government, conference centers, education centers, or stadiums that generate a high volume of waste. It is estimated that the US addressable market is in excess of 250,000 locations that could qualify for digesters and an additional 250,000 internationally.

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The Eco-Safe Digester is currently installed in 37 states throughout the United States as well as eleven foreign countries, including the United Kingdom, Canada and Israel.

BioHiTech has over 300 units installed worldwide with over seven years of operating experience. With units in the field for over seven years, BioHiTech’s products have proven to have at least a reasonably long-term life expectancy comparable to the products sold by its competitors.

BioHiTech hopes to leverage its existing technology, including the Eco-Safe Digester’s on-board weighing system, by collecting, accumulating and providing empirical data which we hope will improve the efficiency of the upstream supply chain. By streaming data from the digesters, collecting information from system users and integrating business application data, we expect BioHiTech’s internet enabled system known as the BioHiTech Cloud to provide necessary data that we expect will help customers reshape their purchasing decisions and positively effect employee behavior. In its simplest form, the BioHiTech Cloud quantifies food waste in a fashion that has historically not been available. It enables users to understand food waste generation habits and to pay for the Eco-Safe Digester based on savings on to traditional waste charges as well as improved operational efficiencies.

The BioHiTech Cloud data is used to help educate customers as to where, when and how waste is being created. Tracking and analyzing waste based on creation time, food type, preparation stage or other key metrics may provide a clear picture of the food waste lifecycle. While the Eco-Safe Digester already provides significant economic savings and decreases in carbon footprint, the addition of the BioHiTech Cloud increases that impact by helping the customer to more accurately manage inventory, preparation practices and staff efficiencies.

PRODUCTS AND SERVICES

BioHiTech believes its products remove organic waste from the overcrowded and costly landfills of the world and provide significant benefits to both business organizations and the community including:

·	Eliminating the transportation of organic waste
·	Reducing carbon emissions associated with landfilling and truck transportation
·	Complying with municipal laws banning organic waste from landfills
·	Contributing to corporate and regulatory targets for diverting waste from landfills
·	Extending the lifespan of the country’s disposal facilities

·	Reducing groundwater and soil contamination at landfills
·	Reducing harmful greenhouse gases that contribute to global climate change
·	Recycling food waste into renewable resources (clean water, biogas, bio-solids)

The Eco-Safe Digester

The Eco-Safe Digester is high technology appliance built upon several international patents that provides a safe, clean and odorless process for converting organic waste to a nutrient neutral discharge that is introduced to the typical sewage drain. The Digester utilizes technology similar to municipal sewage treatment plants in a scaled down, friendly point of generation format. It is an ecologically friendly solution for processing food waste directly at its source.

The Eco-Safe Digester can digest up to 2,500 pounds of food waste every day including vegetables, fruits, meat, fish, poultry, grains, coffee grinds, egg shells and dairy products, with decomposition typically occurring within 24 hours. The Eco-Safe Digester rapidly digests large volumes of food waste into a nutrient neutral liquid effluent using the following steps:

·	A proprietary blend of microorganisms and bio-media are loaded into the Eco-Safe Digester
·	Heat, agitation and water help enable the microorganisms to reduce the food waste into liquefied grey water, also called effluent
·	Food waste is continuously added into the machine daily
·	The effluent drains into a conventional sanitary sewer system

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The Eco-Safe Digester is available in three sizes to fit varying point of creation requirements. The appliance is manufactured using the best components and materials. It is wrapped in durable stainless steel to complement industrial kitchen equipment, provide long life and resist corrosion.

SPECIFICATIONS		UNIT	MODEL
			Eco-Safe 4	Eco-Safe 8	Eco-Safe12
Capacity		Pounds per 24 hours	up to 800	up to 1500	up to 2500
	Length	Inches	43	57	67
Dimensions	Depth	Inches	36	44	44
	Height	Inches	48	52	52
	Weight	Pounds	683	1000	1350
		Voltage	208 Volt 3-Phase	208 Volt 3-Phase	208 Volt 3-Phase
Power Source		Amperage	30 Amps	30 Amps	30 Amps
		Horsepower	0.75	1.5	2.0

The BioHiTech Cloud

The BioHiTech solution is not based only on the removal of waste but also provides information and metrics to improve the efficiency of an organization. Such information has not been readily available to consumers in the past. By providing a cloud-based dashboard, the BioHiTech Cloud gives real-time visibility to the status of the device itself and provides insight to the efficiencies of the operations of food preparation and consumption of the user. Using leading edge cloud technologies, the systems allow for deep visibility into the process on an individual, regional, or national level. BioHiTech currently has a provisional patent pending on this technology.

Currently, BioHiTech leverages multiple sales models including traditional capital expense sales model and all-inclusive rental models. List prices for all of the three models are under $50,000. Under the retail sales model, each unit is normally accompanied by an annual service or supply contract providing a potential recurring revenue stream for each unit sold. Annual service contracts range from $2,300.00 to $5,450.00 per year depending on the size of the unit and level of support. Typical customer return on investment is approximately three years depending on tip fees within their geographical footprint and without giving effect to potential savings due to increased efficiencies.

Under BioHiTech’s rental model, BioHiTech provides a digester, quarterly service, consumables and in some cases an annual cloud license under a monthly bundled charge. These contracts normally range from three to five years in duration. Monthly charges range from $500.00 to $1,200.00 per month depending on unit size and services provided. Annual cloud licenses are available ala carte as well at a rate of $2400.00 per year per unit.

Leveraging our proprietary measurement capabilities and the BioHiTech Cloud, we anticipate a significant portion of new sales will be based on a price per pound operating expense model. As traditional waste companies charge for waste removal by weight, the ability to measure exact weight in real time along with low annual operating costs per digester, allow BioHiTech to provide services at significant discounts to traditional waste services and eliminate consumer confusion regarding potential savings. The monthly charge will include a minimum base cost sufficient to increase the likelihood of profitability even if the customer does not use the system to capacity and may be offered at a 5-10% discount to current service rates provided by traditional waste removal providers.

TARGET MARKETS AND MARKETING STRATEGY

Several municipalities have recently enacted ordinances prohibiting commercial food waste from being disposed of in landfills. Seattle, San Francisco, Portland (Oregon) as well as Vermont, Connecticut and Massachusetts have banned landfill disposal of food waste from large, commercial food waste generators.

PATENTS AND TRADEMARKS

BioHiTech has an exclusive global distribution license to sell, lease, use, distribute, and manufacture the product currently known as the Eco-Safe Digester and the patents related thereto pursuant to a certain Exclusive License and Distribution Agreement dated October 23, 2012, as amended, by and among BioHiTech and BioHiTech International, a company owned by Chun-Il Koh, a BioHiTech shareholder, Chun-Il Koh, Joyce Taeya Koh and Bong Soon Hwang. Under the foregoing agreement, BioHiTech pays BioHiTech International $200,000 per year for the license. The license expires on December 31, 2023. BioHiTech is the owner of the Trademark “Eco-Safe Digester”.

BioHiTech has applied for, but has not yet received, a patent for “Network Connected Weight Tracking System for a Food Waste Disposal Machine.”

CUSTOMERS

BioHiTech targets large producers of food waste as its primary customers. Industries served include but are not limited to healthcare, grocery, prisons, retail food services, education, and full service hospitality. Volume of food waste as well as traditional waste disposal costs are the primary drivers of return on investment for customers. BioHiTech is in the process of attempting to sell its products to governmental agencies including correctional facilities and hospitals as well as large private sector companies throughout the United States and abroad.

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There are believed to be approximately 250,000 potential users of the Eco-Safe Digester in the United States with an additional 250,000 potential international installations.

MARKETING, SALES AND DISTRIBUTIONS

BioHiTech operates under two sales models, “in-house” direct sales and “Reseller” sales. We currently leverage four company employed sales associates that focus on maintaining and expanding “house accounts”. BioHiTech currently has eight registered domestic resellers, one registered international reseller, four independent sales agents and two international sub-distributors. Domestic resellers are granted a non-exclusive license to sell and market products and services while the two international resellers have been granted exclusive sub-distribution rights in certain geographical areas. Currently BioHiTech’s three international resellers have exclusivity in Israel, Mexico and Latin America. All resellers are required to purchase all products and consumables directly from BioHiTech. In some cases BioHiTech also provides annual service to customers of its resellers at an additional charge.

BioHiTech employs one full time marketing professional and contracts with various firms for design and production of its marketing materials. Our internal team of technology professionals is responsible for maintenance of BioHiTech’s website. BioHiTech supplies its resellers with any necessary marketing materials.

BioHiTech is the owner of the trademarks for “Eco-Safe Digester” and “BioBrain” which its products are marketed under.

BioHiTech is under contract with a nationally recognized Public Relations firm for representation of its products, services, and messaging to national media outlets. Our general media strategy consists of a combination of feature articles and press releases to communicate our strategic vision as well as promote our products and services.

As regulations continue to be passed regarding the disposal of food waste BioHiTech will leverage both its internal and external marketing sources to communicate to the target market the increasing level of need for its products and services.

Currently, Eco-Safe Digesters are imported from the manufacturer located in Seoul, South Korea and received at the BioHiTech headquarters and warehouse in Chestnut Ridge, New York. Each product goes through a rigorous quality control process before it is delivered to the customer. At our headquarters facility, each product is equipped with our proprietary hardware and software to enable our BioHiTech Cloud connectivity. International units may be drop shipped directly to resellers. In this event, BioHiTech ships the necessary hardware and software to its international service agents for installation prior to customer delivery.

COMPETITION

There are a handful of companies that distribute products utilizing similar technology to the Eco-Safe Digester. Most of these companies originated in Korea and we believe may have copied our technology, some with modifications. Of our competitors, our machine has the smallest footprint, requires the least amount of water to operate and is believed to be an industry leader in terms of installations and efficiency. Currently we are not aware of any direct competitor with the ability to capture and deliver real time data. We believe that our pending patent, if granted, will provide BioHiTech the right to exclude competitors from making, using or selling technology on a food waste disposal device within the scope of the patent claims, in the countries in which the patent or patents are granted.

Totally Green:  Totally Green develops and markets an ORCA Green™ Machine. The “ORCA” (stands for Organic Refuse Conversion Alternative) allows for rapid composting of most organic material in institutional and commercial end-user applications. The liquid compost is channeled through the sewer system or can be returned to the soil as nourishment.

Waste to Water:  Waste to Water produces the “BIO-EZ” The BIO-EZ processing units and “BIO-HELPER” microorganisms are self-contained food waste elimination systems designed to fit seamlessly in any commercial kitchen, supermarket, hotel, resort or food distribution application.

Powerknot:  Based in California, Powerknot markets a product similar to other digesters.

Enviropure:  Enviropure markets a similar digester to those noted above as well as a “dry” solution. Its units also are purportedly available with a scale.

Traditional Composting

Composting has been in existence for many years and has historically been the only option for organics disposal. Composting:

·	Relies heavily on truck collection and transportation.
·	Uses facilities that can be considered public nuisances.
·	Is very difficult to provide accurate metrics on waste volumes and generation.
·	Facilities are difficult to site and are often long distances from waste generation.
·	Is neither cost effective nor environmentally friendly.

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Anaerobic Digestion

Anaerobic digesters are readily used throughout Europe. Anaerobic digestion (“AD”) is the decomposition of organic waste in the absence of oxygen. The beneficial by-product is gas to be used to generate electricity. AD facilities are beginning to be sited in the United States and are thought of as a viable disposal option for organic waste. While the technology is sound, AD facilities face various challenges in the United States. Management believes that AD facilities will continue to be developed and will be a part of the total solution for organic waste disposal. Many private equity funds have made investments in companies that own or are permitting AD facilities. The challenges to AD include:

·	Capital intensity of sizeable plants
·	Difficult to site with proximity to feedstock
·	Need steady, homogenous waste source (pre-processing is necessary)
·	Relies on traditional collection and transportation of waste (significant costs)
·	Rely on “tip fee” to subsidize operating expenses
·	Difficult to provide data to consumers (similar to composting)

RESEARCH AND DEVELOPMENT

BioHiTech is continually investing in research and development in an effort to enhance and expand upon its existing products and services. There are several research and development initiatives underway.

As water is becoming a highly scrutinized resource, BioHiTech is negotiating for the right to use a proprietary water treatment and recirculation system in conjunction with its Eco-Safe Digester. If the pilot project is successful, we will be able to achieve multiple objectives, eliminating the need for fresh water in the digestion process, eliminating the discharge of effluent to waste water treatment facilities, and the creation of “net new” water for our customers for re-use within their facilities for general purposes.

As customers gain an appreciation for the transparency provided by the BioHiTech Cloud on their food waste they have expressed the desire to track other recyclable and waste products using our existing dashboard. As the core technology already exists, we are currently in the process of adapting our weight capture and presentation to be deployed on various other waste equipment located within our customers’ locations. The success of this pilot project would provide the ability to expand our software as a service offerings under additional license fees for each piece of equipment. These pieces of equipment have been utilized for many years and provide a significant target market based on their historical presence.

As we recognize some customers’ desire to re-capture nutrients from food waste to be used for the generation of electricity via Anaerobic digestion, we have begun to provide the ability to capture effluent from the Eco-Safe Digester as feedstock for the AD process. Testing is being performed with a regional anaerobic digestion company to determine whether our units indeed produce a valuable feedstock with energy value. By utilizing our technology the customer is able to treat waste at its point of generation, measure and analyze waste volumes via the BioHiTech Cloud, transport the residual in a more cost effective and environmentally friendly means and ultimately convert its food to energy via the AD process. If successful, this is hoped to provide a more sustainable model for AD as it would reduce costs of logistics and eliminate the need for government subsidy. We hope this solution can be widely deployed in Europe where anaerobic digestion is more widely accepted.

Similar to the anaerobic digestion project, BioHiTech is currently in discussion with an entity to use the Eco-Safe Digester effluent as feedstock for the production of organic fertilizer. In this model, effluent would be captured and transported to a manufacturing facility where it will serve as the primary feedstock for organic liquid fertilizer. If successful, the benefits are similar as noted above with the ultimate product being fertilizer as opposed to electricity. We believe there is a high demand for this type of product in certain farm areas of the United States.

MANAGEMENT AND EMPLOYEES

As of the date of this Report, BioHiTech has 19 full time and one part time employees. We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.

PROPERTIES

The Company does not own any physical location. The Company currently leases its corporate headquarters and warehouse in Chestnut Ridge, NY as well as its technology development office in Harrisburg, PA. We believe that our current headquarters and warehouse facility are sufficient in size for current and future operations. The current leases for the headquarters and warehouse expire in 2020 each containing a renewal option for an additional five-year period. The Company is currently in negotiations to relocate its technology development office to an alternate site in Harrisburg, PA and hopes to do so no later than December 31, 2015.

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LIQUIDITY AND CAPITAL RESOURCES

The Company generates revenues from sales of its Eco-Safe Digester and related goods and services. The Company's other known potential sources of capital are possible proceeds from private placements, issuance of notes payable, loans from its officers, and cash from future revenues after the Company commences sales. The Company may require additional financing to continue operations, and there is no assurance that such additional financing will be available.

POTENTIAL FUTURE PROJECTS AND CONFLICTS OF INTEREST

Members of the Company’s management may serve in the future as an officer, director or investor in other entities. Neither BioHiTech nor any of its shareholders would have any interest in these other companies’ projects. Management believes that it has sufficient resources to fully discharge its responsibilities for all current and future BioHiTech projects.

GOVERNMENT REGULATION

We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward. There are no regulatory notifications or actions pending.

LEGAL MATTERS

None.

RELATED PARTY TRANSACTIONS

We currently rent our corporate office headquarters from a company partially owned by two shareholders. As we require additional office and/or warehouse space, we may opt to expand upon the existing lease. The lease is structured on terms deemed arm’s length.

Currently the Eco-Safe Digester is manufactured in South Korea by a company owned by one of BioHiTech’s shareholders. The global distribution rights of the Eco-Safe Digester were in place prior to that shareholder acquiring his equity interest and is on terms deemed arm’s length.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the sale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

Determination of Offering Price

The offering price of the shares of common stock was determined arbitrarily by adding a $0.03 premium to the price of the common stock that was sold to our security holders pursuant to an exemption under Regulation S promulgated under the Securities Act of 1933.

The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

Our common stock is quoted on the OTCBB under the trading symbol “BHTG”. There is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including depth and liquidity.

Dilution

The common stock to be sold by the selling shareholders as provided in the “Selling Security Holders” section is common stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

Selling Security Holders

The common shares registered in the original registration statement on behalf of the selling security holders consist of 2,040,000 shares of our common stock held by 34 shareholders. Such shareholders include the holders of 2,040,000 shares sold in our private offering pursuant to Regulation S of the Securities Act sold through September 2013 at an offering price of $0.0166 per share.

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The following table sets forth the names of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of August 6, 2015 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time at a fixed price for the duration of the offering. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering(1)
Amram Yehuda Raichman	60,000	60,000	0.00	0%
Avital Salomon	60,000	60,000	0.00	0%
Avram Samels	60,000	60,000	0.00	0%
Chaim Meir Berezovsky	60,000	60,000	0.00	0%
Chaim Yair Gotfrid	60,000	60,000	0.00	0%
Chmuel Fridman	60,000	60,000	0.00	0%
Chym Gotfrid	60,000	60,000	0.00	0%
Eli Kriyeger	60,000	60,000	0.00	0%
Eliyahu Bernstein	60,000	60,000	0.00	0%
Eliyahu Zvulun Benedikt	60,000	60,000	0.00	0%
Hava Hersh	60,000	60,000	0.00	0%
Ihosua Shelsinger	60,000	60,000	0.00	0%
Israel Katz	60,000	60,000	0.00	0%
Israel Elharar	60,000	60,000	0.00	0%
Israel Haizraeli	60,000	60,000	0.00	0%
Kalonmus Kalman Adilman	60,000	60,000	0.00	0%
Liber Mordehai Parush	60,000	60,000	0.00	0%
Moshe Ehezkel Semiuals	60,000	60,000	0.00	0%
Nahman Salem	60,000	60,000	0.00	0%
Natan Nisan	60,000	60,000	0.00	0%
Pinhas Zaltzman	60,000	60,000	0.00	0%
Rahel Salem	60,000	60,000	0.00	0%
Rivka Avlin	60,000	60,000	0.00	0%
Shaina Gitel Aker	60,000	60,000	0.00	0%
Shaul Hersh	60,000	60,000	0.00	0%
Shneor Zalman Aker	60,000	60,000	0.00	0%
Shulamit Elharar	60,000	60,000	0.00	0%
Yechiel Barnstin	60,000	60,000	0.00	0%
Yehoshua Shimhon Brizel	60,000	60,000	0.00	0%
Yichak Aingber	60,000	60,000	0.00	0%
Yochanan Shlomo Herzel	60,000	60,000	0.00	0%
Yohanan Zaltzsman	60,000	60,000	0.00	0%
Yosef Feldman	60,000	60,000	0.00	0%
Yosef Salomon	60,000	60,000	0.00	0%
TOTAL	2,040,000	2,040,000	0.00	22.57%

(1)	Based on 9,040,000 shares outstanding.

There are no agreements between the company and any selling shareholder pursuant to which the shares subject to this registration statement were issued.

None of the selling shareholders or their beneficial owners:

●	has had a material relationship with us other than as a shareholder at any time within the past three years;
●	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
●	are broker-dealers or affiliated with broker-dealers.

Plan of Distribution

The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions. There are no arrangements, agreements or understandings with respect to the sale of these securities. The selling shareholders will sell our shares to the public at $0.05 per share. The sales price from the selling shareholders will be fixed for the duration of the offering. We determined this offering price arbitrarily.

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Our common stock is quoted on the OTCBB under the symbol “BHTG”. However, public sales by the selling security holders must be made at the fixed price of $0.05 for the duration of the offering.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders, who are deemed to be underwriters.  The selling security holders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling security holders are deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

The selling security holders may use any one or more of the following methods when disposing of shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of these methods of sale; and
•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended ("Securities Act"), if available, rather than under this prospectus. The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the selling shareholders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling security holder and purchaser are responsible for paying any discounts, commissions and similar selling expenses they incur.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

Notwithstanding anything set forth herein, no FINRA member will charge commissions that exceed 8% of the total proceeds of the offering.

MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S’ COMMON STOCK
AND RELATED SHAREHOLDER MATTERS

(a)	Market information.

Our common stock first became quoted on the Over-the-Counter Bulletin Board, or “OTCBB” under the trading symbol “SWFR” on March 27, 2014. On September 16, 2015, our common stock began trading under the name BioHiTech Global, Inc. and under the trading symbol “BHTG”. The following table lists the high and low bid information for our common stock as quoted on the OTCBB for the fiscal years ended 2014 and 2013, respectively:

	Price Range
Quarter Ended	High ($)	Low ($)
December 31, 2014	0	0
September 30, 2014	0	0
June 30 2014	0	0
March 31, 2014	0	0
December 31, 2013	N/A	N/A
September 30, 2013	N/A	N/A
June 30, 2013	N/A	N/A
March 31, 2013	N/A	N/A

The above quotations from the OTCBB reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

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(b)	Holders.

The number of record holders of our common stock as of October 9, 2015, was approximately 47 based on information received from our transfer agent. This amount excludes an indeterminate number of shareholders whose shares are held in “street” or “nominee” name with a brokerage firm or other fiduciary.

(c)	Dividends.

We have not paid or declared any cash dividends on our common stock and we do not anticipate paying dividends on our common stock for the foreseeable future.

DESCRIPTION OF SECURITIES

General

The Company’s authorized capital stock consists of 30,000,000 shares of capital stock, par value $0.0001 per share, of which 20,000,000 shares are common stock, par value $0.0001 per share and 10,000,000 shares are “blank check” preferred stock, par value $0.0001 per share.

Common Stock

Holders of Company’s common stock are entitled to one vote per share on each matter submitted to vote at a meeting of Company’s stockholders. Holders of common stock do not have cumulative voting rights. Stockholders do not have any preemptive rights or other similar rights to acquire additional shares of Company’s common stock or other securities. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share of common stock entitles its holder to participate ratably in all remaining assets of the Company that are available for distribution to stockholders after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.

Preferred Stock

The Company’s Amended Certificate of Incorporation authorizes the issuance of 10,000,000 shares of “Blank Check” Preferred Stock, par value $0.0001 per share, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Company’s board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. There are no shares of Preferred Stock outstanding.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis should be read in conjunction with our financial statements and related notes thereto included elsewhere in this annual report. Portions of this document that are not statements of historical or current fact are forward-looking statements that involve risk and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this annual report should be read as applying to all related forward-looking statements wherever they appear in this annual report. You can identify forward-looking statements by the use of words such as the words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe,” and similar expressions. From time to time, we may publish forward-looking statements relative to such matters as anticipated financial performance, business prospects, technological developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. All statements other than statements of historical fact included in this section or elsewhere in this report are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Important factors that could cause actual results to differ materially from those discussed in

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such forward-looking statements include, but are not limited to, the following: changes in the economy or in specific customer industry sectors; changes in customer procurement policies and practices; changes in product manufacturer sales policies and practices; the availability of product and labor; changes in operating expenses; the effect of price increases or decreases; the variability and timing of business opportunities including acquisitions, alliances, customer agreements and supplier authorizations; our ability to realize the anticipated benefits of acquisitions and other business strategies; the incurrence of debt and contingent liabilities in connection with acquisitions; changes in accounting policies and practices; the effect of organizational changes within the Company; the emergence of new competitors, including firms with greater financial resources than ours; adverse state and federal regulation and legislation; and the occurrence of extraordinary events, including natural events and acts of God, fires, floods and accidents.

The following discussion and analysis of our plan of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this report. This discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those presented under the heading of “Risk Factors” and elsewhere in this prospectus.

Pursuant to the Merger Agreement, the Registrant agreed to acquire all of the outstanding membership interests of BioHiTech in exchange for the issuance of an aggregate of 6,975,000 shares (the “Merger Shares”) of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”). As a result of the Exchange, BioHiTech became a wholly-owned subsidiary of the Registrant. Following the consummation of the Merger, the interestholders of BioHiTech will beneficially own approximately ninety-three percent (93%) of the issued and outstanding Common Stock of the Registrant. Pursuant to the terms of the Merger Agreement, certain of the Registrant’s shareholders agreed to retire 8,515,000 shares of the Registrant’s Common Stock. The parties have taken the actions necessary to provide that the Exchange is treated as a “tax free exchange” under Section 351 of the Internal Revenue Code of 1986, as amended.

Additionally, on August 6, 2015, the Company amended its outstanding Common Stock Certificate of Incorporation to: (i) change its name to BioHiTech Global, Inc.; and (ii) amend the number of its authorized shares of capital stock from 200,000,000 shares to 30,000,000 consisting of (a) 20,000,000 shares were designated as Common Stock and (b) 10,000,000 shares were designated as blank check preferred stock.

Plan of Operations

Prior to the Company’s acquisition of Bio Hi Tech America, LLC (the “Merger”), we had commenced limited operations and our proposed business plan was not yet fully operational. As of June 30, 2015, we had three clients and were working on cultivating more and growing the business.

Prior to the Merger, the Company was in the business of providing online courses for computer programming. In November 2013, we began providing online private lessons before the permanent website is completed. This allowed us to begin to establish a customer base immediately. Following the Merger, we adopted the  business plan of BioHiTech in the development, marketing and sales of food waste disposal systems which transform food waste into nutrient-neutral water which may be disposed of via sewer systems while utilizing proprietary software to collect and transmit environmental performance data to its customers.

To date, our development efforts have been focused primarily on the development and marketing of the Company’s Eco-Safe Digester and related products and services. The Company generates revenues from sales of its Eco-Safe Digester and related goods and services. The Company's other known potential sources of capital are possible proceeds from private placements, issuance of notes payable, loans from its officers, and cash from future revenues after the Company commences sales. The Company may require additional financing to continue operations, and there is no assurance that such additional financing will be available or available on terms that are favorable to the Company.

Results of Operations

For the Three Months Ended June 30, 2015

We had a net loss of $12,873 for the three months ended June 30, 2015, compared to a net loss of $8,469 for the three months ended June 30, 2014. For the three months ended June 30, 2015, we generated revenues of $-0-.

During the three months ended June 30, 2015, we experienced general and administrative expenses of $12,873. These expenses consist of professional fees, computer and internet expenses and other miscellaneous items.

For the Six Months Ended June 30, 2015

We had a net loss of $27,971 for the six months ended June 30, 2015, compared to a net loss of $22,784 for the six months ended June 30, 2014. For the six months ended June 30, 2015, we generated revenues of $-0-.

During the six months ended June 30, 2015, we experienced general and administrative expenses of $27,971. These expenses consist of professional fees, computer and internet expenses and other miscellaneous items.

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GOING CONCERN

We have incurred losses since inception have net cash used from our operations through the year ended December 31, 2014. Further, the Company has inadequate working capital to maintain or develop its operations, and is dependent upon funds from private investors and the support of certain stockholders.

These factors raise substantial doubt about the ability of the Company to continue as a going concern. Management is planning to raise necessary additional funds through loans and additional sales of its common stock. There is no assurance that the Company will be successful in raising additional capital or in further developing its operations

Liquidity and Capital Resources

We will require substantial additional financing in order to execute our business expansion and development plans and we may require additional financing in order to sustain substantial future business operations for an extended period of time. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible. If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce the planned future growth of our operations.

Off Balance Sheet Arrangements

As of August 26, 2015, there were no off balance sheet arrangements.

Basis of Presentation

The financial statements of the Company are presented in United States dollars and have been prepared in accordance with accounting principles generally accepted in the United States.

Critical Accounting Policies

Use of Estimates

The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires the Company to exercise considerable judgment with respect to establishing sound accounting policies and in making estimates and assumptions that affect the reported amounts of assets and liabilities, recognition of revenues and expenses, and disclosure of commitments and contingencies at the date of the financial statements.

Management bases its estimates on historical experience, knowledge of the Company’s business and industry, current and expected economic conditions, the attributes of the Company’s products, the regulatory environment, and in certain cases, the results of outside appraisals. The Company periodically re-evaluates its estimates and assumptions with respect to these judgments and modifies its approach when circumstances indicate that modifications are necessary. These estimates and assumptions form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

While the Company believes that the factors it evaluates provide the Company with a meaningful basis for establishing and applying sound accounting policies, the Company cannot guarantee that the results will always be accurate. Since the determination of these estimates requires the exercise of judgment, actual results could differ from such estimates.

The Company believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating its reported financial results and affect the more significant judgments and estimates that the Company uses in the preparation of its financial statements.

Accounts Receivable

The Company’s policy is to reserve for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable. The Company periodically reviews its accounts receivable to determine whether an allowance for doubtful accounts is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt. Other factors that the Company considers include its existing contractual obligations, historical payment patterns of its customers and individual customer circumstances. Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

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Long-Lived Assets

The Company periodically reviews the carrying values of its long-lived assets when events or changes in circumstances indicate that it is more likely than not that their carrying values may exceed their realizable values, and records impairment charges when considered necessary. When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. In estimating these future cash flows, assets and liabilities are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows generated by other such groups. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, will be recognized. The cash flow estimates used in such calculations are based on estimates and assumptions, using all available information that management believes is reasonable.

Revenue Recognition

The Company generates revenue from the sales of its EcoSafe Digester units to large-chain restaurants, hospitals, grocery stores, schools, federal prisons, resellers with government contracts and hotels. The Company also generates revenue from: (a) rental income on leased units, (b) installation and maintenance, (c) sales of spare parts and (d) its BioHiTech cloud technology platform.

The Company generates revenue from multiple-element arrangements, which typically include product sales and installation services. The Company records revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability of the sale is reasonably assured. The Company’s arrangements do not contain general rights of return.

The Company follows accounting guidance for revenue recognition of multiple-element arrangements to determine whether such arrangements contain more than one unit of accounting. Multiple-element arrangements require the delivery or performance of multiple products, services and/or rights to use assets. To qualify as a separate unit of accounting, the delivered item must have value to the customer on a standalone basis and revenue is allocated to each deliverable in the arrangement based on the relative fair value of the respective deliverable. The Company’s product sales and installation services have standalone value as these products and services are sold separately by the Company, and the Company has established “vendor specific objective evidence” (“VSOE”) of fair value for determining the fair value of each element.

The Company recognizes revenue “FOB destination.” Delivery to the customer is deemed to have occurred when the customer takes title to the product. Generally, title passes to the customer upon delivery to the customer’s site. Payment terms generally require a deposit once an order is placed with the balance due upon delivery of the product to the customer.

Installation revenue is recognized once the digester unit has been installed and accepted by the customer. Maintenance fees are recognized ratably over the period of the service agreement, which is generally twelve months. Revenue from the sale of spare parts is recognized when the spare parts are shipped, which is when title passes to customer. Revenue earned from renting digester units to customers is recognized on a monthly basis over the term of the lease. Revenue earned on the technology platform is recognized ratably over the period of the service agreement, which is generally twelve months.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) ASU No. 2014-09, “Revenue from Contracts with Customers” (ASU 201-09). ASU 201-09 provides guidance for revenue recognition and affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets and supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific guidance. The core principle of ASU 2014-09 is the recognition of revenue when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, companies will need to use more judgment and make more estimates than under the current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for fiscal years beginning after December 15, 2016 and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). Early adoption is not permitted. The Company is currently evaluating the method and impact the adoption of ASU 2014-09 will have on its financial statements and disclosures.

In August 2014, the FASB issued ASU 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. The Company will adopt the methodologies prescribed by ASU 2014-15 by the date required, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

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In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest” (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts or premiums. The recognition and measurement guidance for debt issuance costs would not be affected by the amendments of ASU 2015-03. For public business entities, ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 31, 2015, and interim periods within those fiscal years. For all other entities, ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The Company does not anticipate that the adoption of ASU 2015-03 will have a material effect on its financial position or results of operations

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers.

Name	Age	Position
Frank E. Celli	45	Chairman and Chief Executive Officer
Robert A. Joyce	56	Chief Operating Officer
Harriet Hentges	74	Director
Robert A. Graham	56	Director
James D. Chambers	58	Director
Douglas M. Van Oort	59	Director

Frank E. Celli, 45, Chief Executive Officer, Chairman

Mr. Celli has over 25 years of waste industry experience. Mr. Celli joined BioHiTech America in 2008.  Prior thereto and until 2007, Mr. Celli was co-founder and Chief Executive Officer of Interstate Waste Services, during which time that company achieved growth of over $150 million in revenue. During his time at Interstate Waste he was responsible for all aspects of the business including collection, recycling, landfills and emerging technologies. After selling his interests in Interstate Waste, Mr. Celli transitioned to BioHiTech. He also serves as a director and officer of Entsorga West Virginia, a company that is currently developing one of the first Mechanical Biological Treatment facilities in the United States. Mr. Celli earned a Bachelors of Science from Pace University’s Lubin School of Business in 1992.

Robert A. Joyce, 56, Chief Operating Officer

Mr. Joyce joined BioHiTech in October 2013 as its Chief Operating Officer. Prior thereto and prior to 1998, Mr. Joyce held technical, sales and management roles at Sun Microsystems and Arthur D. Little, Inc., Mr. Joyce served as the Chief Executive Officer of Perfect Order, Inc. a software and services company, from 1998 until it was acquired by Versatile Systems in 2005, for whom Mr. Joyce went on to serve as President.

Harriet Hentges, 74, Director

Ms. Hentges joined BioHiTech as Director in August 2015. She simultaneously serves as the president of Hentges Associates, an advisory firm on sustainability and corporate responsibility. Prior to starting Hentges Associates in (year), she was a principal in Hentges Kahn & Strauss (HKS) LLC, a consulting practice for food producers, manufactures and grocery retailers aimed at fostering a more sustainable food system. Ms. Hentges has held key posts in strategy development and implementation at Sears Roebuck, Wal-Mart and Ahold USA. At Sears World Trade, She created the Planning and Research capability for the startup company. Ms. Hentges received a doctorate in International Economics from Johns Hopkins University and is an adjunct professor at Georgetown University, teaching a graduate course in corporate responsibility and sustainability.

Robert A. Graham, 56, Director

Mr. Graham joined BioHiTech as a Director in October 2013. Simultaneously therewith and from 2010, Mr. Graham has served as Managing Director of the Management Company of Penn Venture Partners, L.P. Mr. Graham has over 25 years of operational and financial executive management experience including extensive experience in the acquisitions and sales of companies. Prior thereto and from 2008 to 2010, Mr. Graham served as President of RG Consulting, a financial and management consulting company. Prior thereto and from 2001 to 2008, Mr. Graham served eight years as President and Chief Executive Officer of Dorland Healthcare Information. He also served as the Executive Vice-President and Chief Financial Officer of Broadreach Consulting from 1998 to 2000 and was Vice President of Finance and Chief Operating Officer of Legal Communications, Ltd. from to and from 1989 to 1998. He started his career in the finance department of Transport International Pool where he held various financial positions, the final of which was as Assistant Controller before he left in 1988. He received his Masters of Business Administration with a concentration in Finance from Saint Joseph’s University and a B.A. from LaSalle University.

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James D. Chambers, 58, Director

Mr. Chambers joined BioHiTech in 2008. Prior thereto and from January 1997 to September 2000, Mr. Chambers served as President of Business Services, Senior Vice President of Marketing and Business Development, and Vice President of Administration of Quest Diagnostics, Inc. Prior thereto and from June 1986 to January 1997, Mr. Chambers served in several executive positions in the US and abroad at Corning Incorporated. Mr. Chambers Earned his BA at Dickinson College in History and Political Science, and his MBA in Finance at Southern Methodist University, as well as a Masters in International Management from the Thunderbird School of International Management. Mr. Chambers has more than 30 years’ experience in diverse industries, functions, and geographic locations, with a proven track record in challenging environments requiring innovation, analytical problem solving, and leadership skills.

Douglas M. Van Oort, 59, Director

Mr. Van Oort joined the Board of Directors of BioHiTech in August 2015. Simultaneously therewith, and since 2009 Mr. Van Oort has served as the Chairman and Chief Executive Officer of NeoGenomics. From 1982 to 1995, Mr. Van Oort served in various positions at Corning Incorporated an ultimately held the position of Executive Vice President and CFO of Corning Life Sciences, Inc. In 1995, Corning Incorporated spun off Corning Life Sciences, Inc. into two companies, Quest Diagnostics and Covance, Inc. Mr. Van Oort serves as a member of the board of directors of several privately held companies. In addition, since 2000, Mr. Van Oort is the Co-Owner of Vision Ace Hardware, LLC, a retail hardware chain. Mr. Van Oort is a graduate of Bentley University.

EXECUTIVE COMPENSATION

The following table sets forth all of the compensation awarded to, earned by or paid to (i) each individual serving as the Company’s principal executive officer during the last three completed fiscal years ending December 31, 2014 and 2013; (ii) each other individual that served as an executive officer of the Company at the conclusion of the fiscal year ended December 31, 2014 and who received in excess of $100,000 in the form of salary and bonus during such fiscal year.

Summary Compensation of Executive Officers

Name and Principal Position	Year	Salary	Bonus	Equity Awards	Option Awards	All Other Compensation	Total
Shaul Martin, President, Secretary, Treasurer,	2014	—	—	—	—	—	—
Chief Executive Officer and Chief Financial Officer*	2013	—	—	—	—	—	—
Benyamin Anshin*	2014	—	—	—	—	—	—
	2013	—	—	—	—	—	—
Frank E. Celli**	2015	—	—	—	—	—	—
Robert A. Joyce**	2015	—	—	—	—	—	—
William M. Kratzer**	2015	—	—	—	—	—	—

*	Resigned effective August 6, 2015. Messrs. Martin and Anshin was the officer of Registrant prior to the Merger.
**	Appointed August 6, 2015. Each of Mr. Celli and Mr. Joyce were executive officers of BioHiTech prior to the Merger. Dose not include any compensation paid from Bio Hi Tech America LLC.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding each unexercised option and non-vested stock award held by each of the Company’s named executive officers as of August 6, 2015.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Shaul Martin, *	—	—	—	—
Benyamin Anshin*	—	—	—	—
Frank E. Celli**	—	—	—	—
Robert A. Joyce**	—	—	—	—
William M. Kratzer**	—	—	—	—

*	Resigned effective August 6, 2015. Messrs. Martin and Anshin were the officers of Registrant prior to the Merger.
*	Appointed August 6, 2015. Each of Mr. Celli and Mr. Joyce were executive officers of BioHiTech prior to the Merger.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding beneficial ownership of our Common Stock by: (i) each person known to us who beneficially owns more than five percent of our Common Stock; (ii) each of our directors; (iii) each of our executive officers; and (iv) all of our directors and executive officers as a group.

The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares.

Shareholder (1)	Beneficial Ownership	Percent of Class (2)
Frank E. Celli	1,292,585	17.2%
Robert A. Joyce	269,345	3.6%
Harriet Hentges	-	-
Robert A. Graham (3)	644,994	-
James D. Chambers (4)	837,296	-
Douglas M. Van Oort	-	-
Officers and Directors as a Group (6 persons)	3,044,220	40.6%

Other 5% Holders
Conundrum Capital Partners LLC	837,296	11.2%
Penn Venture Partners, L.P.	644,994	8.6%

(1)	The address for all officers, directors and beneficial owners is 80 Red Schoolhouse Road, Suite 101, Chestnut Ridge, NY 10977.
(2)	Based upon 7,500,000 shares of common stock outstanding as of August 6, 2015.
(3)	Includes 644,994 shares held by Penn Venture Partners, L.P. over which Mr. Graham holds voting and dispositive power. The address for Penn Venture Partners, L.P. is 132 State Street, Harrisburg, PA 17101.
(4)	Includes 837,296 shares held by Conundrum Capital Partners LLC over which Mr. Chambers holds voting and dispositive power. The address for Conundrum Capital Partners LLC is 317 Eatons Landing Drive, Annapolis, MD 21401.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We currently rent our corporate office headquarters from a company partially owned by two shareholders. As we require additional office and/or warehouse space, we may opt to expand upon the existing lease. The lease is structured on terms deemed arm’s length.

Currently the Eco-Safe Digester is manufactured in South Korea by a company owned by one of BioHiTech’s shareholders. The global distribution rights of the Eco-Safe Digester were in place prior to that shareholder acquiring his equity interest and is on terms deemed arm’s length.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$13.14	*
Federal Taxes	$0.00
State Taxes and Fees	$500
Transfer Agent Fees	$0.00
Accounting fees and expenses	$12,000
Legal fees and expense	$20,000
Blue Sky fees and expenses	$0.00
Miscellaneous	$0.00
Total	$32,513.14

*	Previously paid.

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

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INDEMNIFICATION OF OFFICERS AND DIRECTORS

The Company’s Certificate of Incorporation and By-laws provide, to the fullest extent permitted by Delaware law, that the officers and directors of the Company who was or is a party to or is threatened to be made a party to, any threatened, or pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of fact that he/she is or was acting as the incorporator, officer, director or nominee officer/director or was serving in any capacity at any time. Furthermore, it is the responsibility of the Company to pay for all legal expenses that may occur on behalf of the party who may come under any such type of action.

Delaware General Corporate Law (“GCL”) Section 145 provides the Company with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under GCL Section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Pursuant to the Company’s Certificate of Incorporation and By-laws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by GCL, as the same exists or may hereafter be amended. In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Anti-Takeover Effects of Provisions of Delaware State Law

We may be or in the future we may become subject to Delaware’s control share law. We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

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Anti-Takeover Charter Provisions

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our Certificate of Incorporation and Bylaws, as applicable, among other things, will:

●	provide our Board of Directors with the ability to alter our Bylaws without stockholder approval;

●	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

●	provide that vacancies on our Board of Directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring our company, even if doing so would be beneficial to its stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

A corporation is subject to Delaware’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Delaware, and if the corporation does business in Delaware or through an affiliated corporation.

The law focuses on the acquisition of a “controlling interest” which means the ownership of outstanding voting shares is sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that the acquiring person, and those acting in association with that person, obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

Delaware ‘s control share law may have the effect of discouraging corporate takeovers.

In addition to the control share law, Delaware has a business combination law, which prohibits certain business combinations between Delaware corporations and “interested stockholders” for three years after the “interested stockholder” first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination in advance. For purposes of Delaware law, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Delaware’s business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our Board of Directors.

RECENT ISSUANCES OF UNREGISTERED SECURITIES BY THE REGISTRANT

During the past three years, the Company issued the following securities exempt from the registration requirements of the Securities Act.  No underwriting or other compensation was paid in connection with these transactions:

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We were incorporated in the State of Delaware on March 20, 2013. In connection with incorporation, we issued 7,000,000 shares of common stock to our founders for services rendered.

In September 2013, we a total of 2,040,000 shares of common stock to 34 investors, at a price per share of $0.0166 for an aggregate offering price of $34,000 pursuant to the exemptions offered under Regulation S of the Securities Act.

On August 6, 2015, in connection with the Merger, the Company issued an aggregate of 6,975,000 shares of its common stock to the interest holders of BioHiTech.

The Company relied on the exemption from federal registration under Section 4(2) of the Securities Act of 1933, as amended, and Regulations and Rule 506 promulgated thereunder, based on its belief that the issuance of such securities did not involve a public offering, as there were fewer than 35 “non-accredited” investors, all of whom, either alone or through a purchaser representative, had such knowledge and experience in financial and business matters so that each was capable of evaluating the risks of the investment.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at   http://www.sec.gov.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement:

Number	Description
2.1	Agreement of Merger and Plan of Reorganization between Swift Start Corp., BioHiTech Global, Inc. and Bio Hi Tech America, LLC, dated August 6, 2015 (1)
3.1	Amended and Restated Certificate of Incorporation of BioHiTech Global, Inc. (1)
3.2	By-laws(2)
3.3	Certificate of Formation of Bio Hi Tech America, LLC (1)
3.4	Amended and Restated Operating Agreement of Bio Hi Tech America, LLC (1)
23.1	Consent of Marcum LLP (3)
99.1	Press Release, dated August 11, 2015 (1)
99.2	Bio Hi Tech America LLC audited financial statements for the fiscal years ended December 31, 2014 and 2014 (3)
99.3	Bio Hi Tech America LLC unaudited financial statements for the period ended June 30, 2015 (3)
99.4	Unaudited Pro Forma Condensed Combined Financial Information as of June 30, 2015 (3)

(1)	Previously filed on the Current Report on Form 8-K filed on August 11, 2015.

(2)	Incorporated by reference to Exhibit 3.2 of the Registration Statement on Form S-1 filed on November 7, 2013.

(3)	Filed herewith

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UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chestnut Ridge, State of New York, on October 9, 2015.

BIOHITECH GLOBAL, INC.

By:	/s/ Frank E. Celli
Name: Frank E. Celli
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frank E. Celli	Chief Executive Officer	October 9, 2015
Frank E. Celli

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